Exhibit 99

PRESS RELEASE
OM Group Announces 2005 Third Quarter And Nine-Month Results
Cleveland, OH, November 8, 2005 – OM Group, Inc. (NYSE:OMG) today announced its 2005 third quarter and nine-month financial results.
Net sales for the three months ended September 30, 2005 were $306.6 million, or 1.7% lower than the $311.9 million reported in the comparable period of 2004. Gross profit decreased to $32.1 million in the third quarter of 2005 versus $77.3 million in the third quarter one year ago. Net income was $3.4 million, or $0.12 per diluted share, for the 2005 quarter, compared to $29.8 million, or $1.04 per diluted share, for the same three-month period of 2004.
The decline in the 2005 third quarter performance was largely due to lower cobalt metal prices and lower nickel production volumes. The average price of cobalt for the third quarter of 2005 was $13.41 per pound compared with $23.18 per pound in the third quarter of 2004. As a result of a cobalt price decline that began in the latter part of 2004 and extended throughout 2005, cobalt group profitability was negatively impacted by the sale of finished goods manufactured using higher cost raw materials purchased before the decrease in prices. Lower nickel production volumes were due primarily to lower raw material feedstocks, resulting in higher costs per unit produced.
Selling, general and administrative expenses (SG&A) decreased by $6.8 million to 6.7% of sales versus 8.8% in the third quarter of 2004. Corporate expenses for the third quarter of 2005 decreased $3.0 million to $7.2 million compared with $10.2 million for the third quarter of 2004.
“Market conditions remained challenging for OM Group during the third quarter of 2005,” said Joseph M. Scaminace, chairman and chief executive officer. “Steady customer demand and slightly higher nickel pricing were not enough to offset the dampening affect of lower cobalt prices.”
Scaminace continued to say that the company’s financial performance in the third quarter and through the end of September does not reflect the company’s overall operational health, nor is it an appropriate indicator of the company’s growth prospects. “Clearly, we are disappointed with our results for the quarter and year,” he said. “Like many companies, we currently have an inherent sensitivity to volatile raw material costs that significantly impact our short-term financial results. We will continue to manage our business aggressively regardless of metal pricing trends.”
NINE-MONTH RESULTS
Net sales for the nine months ended September 30, 2005 were $973.2 million, versus $992.3 million for the comparable period in 2004. Gross profit decreased to $128.6 million for the 2005 nine-month period versus $259.9 million for the year-earlier period. Net income was $27.2 million, or $0.95 per diluted share, for the first nine months of 2005, versus $95.7 million, or $3.35 per diluted share, for the comparable period in 2004. The decrease in the nine-month results was due primarily to the same factors that impacted the third-quarter results, plus the planned maintenance shut-down of the company’s joint venture smelter located in the Democratic Republic of Congo (DRC) during the first five months of 2005.

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SG&A decreased by $17.5 million, to 7.8% of sales, in the first nine months of 2005, versus 9.5% for the comparable period in 2004. Corporate expenses for the nine months ended September 30, 2005 were $24.5 million compared with $42.9 million for the nine months ended September 30, 2004.
BUSINESS SEGMENT RESULTS
Cobalt
The cobalt group includes cobalt and other metal-based products. For the third quarter of 2005, net sales were $129.3 million and operating profit was $6.5 million compared to net sales of $163.3 million and operating profit of $39.1 million for the third quarter of 2004. In addition to the factors described above relating to lower cobalt metal prices, lower sales volumes of organics products and decreased production at, and delayed shipments from, the company’s DRC joint venture smelter also contributed to the decline in operating profits.
Nickel
The nickel group includes nickel-based products. For the third quarter of 2005, net sales were $191.9 million and operating profit was $12.2 million versus net sales of $170.5 million and operating profit of $21.1 million for the third quarter of 2004. In addition to the factors described above, operating profits were lower due to higher tolling and refining costs; a lower of cost or market inventory charge of $3.8 million resulting from the drop in the nickel price at the end of September 2005; and lower by-product credits as a result of the lower cobalt price. These factors were partially offset by the positive impact of a slightly higher average nickel price ($6.61 per pound in the third quarter of 2005 versus $6.35 for the same period a year ago) and the receipt of $2.5 million related to the collection of a note receivable that had been fully reserved in 2002.
Scaminace noted, “The underlying fundamentals of the nickel business have come more into focus over the past quarter. We have reached an agreement in principle with Inco Limited to toll refine approximately 21,000 to 25,000 tonnes of contained nickel per year over a three-year period, starting July 1, 2006 and ending June 30, 2009. Both companies anticipate executing a definitive agreement on or before December 31, 2005. Under a separate but already executed agreement, OMG will toll refine concentrates having approximately 8,300 additional tonnes of contained nickel between September 2005 and June 2006, based on the availability, timing and other standard terms.”
OUTLOOK
The company now expects, based on a nickel price of $5.50 per pound and a cobalt price of $12.60 per pound for the balance of the year, diluted earnings per share for the year slipping into the range of $1.35 to $1.65. This range includes net insurance proceeds of $27.5 million and the $8.7 million charge related to the termination of the company’s former chief executive officer, which together approximates $0.65 per diluted share.
Scaminace concluded, “Unfortunately, the impact of metal price volatility on our financial results is a reality of the company’s current business model. While it would be extremely frustrating to report such bottom-line performance for 2005, the company should end the year increasing cash from operations by $35 to $40 million and generating sufficient cash to meet our working capital and debt service needs, litigation settlements of $74 million and anticipated capital expenditures. We remain committed to transforming the company and we are optimistic about the company’s ability to create increasing value for our investors over the long term and during the transition.”

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ABOUT OM GROUP, INC.
OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information, visit the company’s Web site at www.omgi.com.
# # #
For more information contact -
Greg Griffith, Vice President, Corporate Affairs and Investor Relations,
216-263-7455.
FORWARD — LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the speed and sustainability of price changes in cobalt and nickel; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market prices of cobalt and nickel; the availability of competitively priced supplies of raw materials, particularly cobalt and nickel; the risk that new or modified internal controls, implemented in response to the 2004 investigation by the audit committee of the Company’s board of directors and the Company’s examination of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, are not effective and need to be improved; the demand for metal-based specialty chemicals and products in the Company’s markets; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; the outcome of the previously announced SEC Division of Enforcement review of the investigation conducted by the Company’s audit committee; the general level of global economic activity and demand for the Company’s products; and the completion of the settlement of the shareholder derivative lawsuits filed against certain of the Company’s former executives and certain of its current and former directors in a manner that is consistent with the Stipulation and Agreement of Settlement reached with the lead plaintiffs in such lawsuits.

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OM GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	September 30,	December 31,
	2005	2004

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$59,868	$26,779
Accounts receivable, less allowances	169,556	161,346
Inventories	308,335	415,517
Advances to suppliers	9,982	32,498
Other	38,758	52,719

Total Current Assets	586,499	688,859

PROPERTY, PLANT AND EQUIPMENT, AT COST
Land	4,800	4,982
Buildings and improvements	163,795	161,566
Machinery and equipment	508,123	493,930
Furniture and fixtures	17,322	17,130

	694,040	677,608
Less accumulated depreciation	321,987	287,796

	372,053	389,812

OTHER ASSETS
Goodwill	179,761	181,871
Receivables from joint venture partner	29,379	29,379
Other	45,313	44,780

TOTAL ASSETS	$1,213,005	$1,334,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt in default	$—	$400,000
Current portion of long-term debt	5,750	5,750
Accounts payable	90,175	132,312
Accrued employee costs	20,747	17,062
Retained liabilities of businesses sold	16,532	21,837
Shareholder litigation accrual	—	74,000
Other	38,277	50,835

Total Current Liabilities	171,481	701,796

LONG-TERM LIABILITIES
Long-term debt	418,458	24,683
Deferred income taxes	26,350	31,033
Shareholder litigation accrual	7,649	18,000
Minority interest	38,393	44,168
Other	35,082	27,989

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value:
Authorized 2,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized 60,000,000 shares; issued 28,988,519 shares in 2005 and 28,494,098 shares in 2004	289	285
Capital in excess of par value	509,500	498,250
Retained deficit	(4,834)	(32,080)
Treasury stock (61,235 shares in 2005 and 14,025 shares in 2004, at cost)	(2,226)	(710)
Accumulated other comprehensive income	12,863	21,287

Total Stockholders’ Equity	515,592	487,032

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,213,005	$1,334,701

(All amounts are subject to annual audit by our independent registered public accounting firm.)

OM GROUP, INC.
UNAUDITED CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales	$306,586	$311,902	$973,227	$992,270
Cost of products sold	274,442	234,606	844,659	732,326

	32,144	77,296	128,568	259,944

Selling, general and administrative expenses	20,562	27,321	76,301	93,843

INCOME FROM OPERATIONS	11,582	49,975	52,267	166,101

OTHER INCOME (EXPENSE)
Interest expense	(10,159)	(9,766)	(30,411)	(30,100)
Foreign exchange gain (loss)	545	(2,967)	(2,267)	(6,802)
Investment and other income, net	1,246	1,803	7,099	5,867

	(8,368)	(10,930)	(25,579)	(31,035)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	3,214	39,045	26,688	135,066

Income tax expense	1,190	8,062	6,981	36,177
Minority interest	(1,204)	1,193	(5,775)	3,166

INCOME FROM CONTINUING OPERATIONS	3,228	29,790	25,482	95,723

DISCONTINUED OPERATIONS
Income from operations, net of tax	139	—	1,764	—

NET INCOME	$3,367	$29,790	$27,246	$95,723

Net income per common share — basic
Continuing operations	$0.11	$1.05	$0.89	$3.36
Discontinued operations	0.01	—	0.06	—

Net income	$0.12	$1.05	$0.95	$3.36

Net income per common share — assuming dilution
Continuing operations	$0.11	$1.04	$0.89	$3.35
Discontinued operations	0.01	—	0.06	—

Net income	$0.12	$1.04	$0.95	$3.35

Weighted average shares outstanding
Basic	28,591	28,470	28,530	28,470
Assuming dilution	28,615	28,642	28,593	28,613
(All amounts are subject to annual audit by our independent registered public accounting firm.)

OM GROUP, INC.
UNAUDITED CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Amounts in thousands)

	Nine Months Ended
	September 30,
	2005	2004

OPERATING ACTIVITIES
Income from continuing operations	$25,482	$95,723
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	37,036	37,856
Foreign exchange loss	2,267	6,802
Gain on sale of investment in equity securities	(2,359)	—
Gain on Weda Bay note receivable	(2,500)	—
Minority interest	(5,775)	3,166
Income from equity method investment	(3,876)	(3,959)
Other non-cash items	(5,256)	16,317
Changes in operating assets and liabilities
Decrease (increase) in inventories	107,182	(138,607)
Payment of shareholder litigation settlement	(74,000)	—
Other changes in operating assets and liabilities	(28,064)	(61)

NET CASH PROVIDED BY OPERATING ACTIVITIES	50,137	17,237

INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(18,489)	(11,909)
Proceeds from sale of investments in equity securities	4,534	—
Proceeds from Weda Bay note receivable	2,500	—
Proceeds from MPI note receivable	3,035	—
Acquisition of business	—	(6,715)

NET CASH USED IN INVESTING ACTIVITIES	(8,420)	(18,624)

FINANCING ACTIVITIES
Payments of long-term debt and revolving line of credit	(54,185)	—
Proceeds from the revolving line of credit	49,872	—
Proceeds from exercise of stock options	117	—

NET CASH USED IN FINANCING ACTIVITIES	(4,196)	—

Effect of exchange rate changes on cash and cash equivalents	(4,432)	(498)

Increase (decrease) in cash and cash equivalents	33,089	(1,885)

Cash and cash equivalents at beginning of period	26,779	54,719

Cash and cash equivalents at end of period	$59,868	$52,834

(All amounts are subject to annual audit by our independent registered public accounting firm.)

OM GROUP, INC.
SEGMENT DATA
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales
Cobalt	$129,268	$163,281	$422,883	$492,389
Nickel	191,915	170,479	592,457	559,652
Intercompany sales between segments:
Cobalt	(347)	(582)	(831)	(2,365)
Nickel	(14,250)	(21,276)	(41,282)	(57,406)

Total net sales	$306,586	$311,902	$973,227	$992,270

Income from operations
Cobalt	$6,521	$39,125	$21,007	$129,466
Nickel	12,233	21,056	55,714	79,516
Corporate expenses (a)	(7,172)	(10,206)	(24,454)	(42,881)

Total income from operations	$11,582	$49,975	$52,267	$166,101

Interest expense	(10,159)	(9,766)	(30,411)	(30,100)
Foreign exchange gain (loss)	545	(2,967)	(2,267)	(6,802)
Investment and other income, net	1,246	1,803	7,099	5,867

Income from continuing operations before income taxes and minority interest	$3,214	$39,045	$26,688	$135,066

(a)	For the nine months ended September 30, 2005 corporate expenses decreased due to the receipt of net insurance proceeds of $8.5 million related to the shareholder class action lawsuits and $1.9 million of income related to the mark-to-market of 380,000 shares of common stock expected to be issued in connection with the shareholder derivative litigation, partially offset by an $8.7 million charge related to the former chief executive officer’s termination. Corporate expenses for the nine months ended September 30, 2004 included a $7.5 million charge related to the shareholder derivative lawsuits and a $4.9 million charge for executive compensation awards, of which $3.4 million related to the departure of the Company’s former chief financial officer. In addition, corporate expenses for the nine months ended September 30, 2004 included increased legal and professional fees associated with the restatement process, audit committee investigation and implementation of processes to comply with Sarbanes-Oxley requirements.
(All amounts are subject to annual audit by our independent registered public accounting firm.)